EXHIBIT 21.1
SUBSIDIARIES OF INTEGER HOLDINGS CORPORATION

Subsidiary	Incorporated

Greatbatch Ltd.	New York

Electrochem Solutions, Inc.	Massachusetts

Greatbatch-Globe Tool, Inc.	Minnesota

Greatbatch Netherlands B.V.	Netherlands

Integer (Switzerland) GmbH	Switzerland

QiG Singapore Pte. Ltd.	Singapore

Greatbatch Medical SA	Switzerland

Greatbatch LLC	Delaware

Greatbatch Medical, S. de R.L. de C.V.	Mexico

Greatbatch Medical SAS	France

Greatbatch Medical Limited	United Kingdom

Greatbatch UHC SA	Switzerland

Centro de Construcción de Cardioestimuladores del Uruguay SA	Uruguay

GBV, LLC	Delaware

Greatbatch MCSO, S. de R.L. de C.V	Mexico

Greatbatch European Business Development Organization, SA	Switzerland

Lake Region Medical Holdings, Inc	Delaware

Lake Region Medical, Inc.	Maryland

Lake Region Manufacturing, Inc.	Minnesota

Lake Region Medical Holdings Limited	Ireland

Lake Region Medical Limited	Ireland

Brivant Limited	Ireland

Lake (Shanghai) Medical device Trading Co., Ltd.	China

American Technical Molding, Inc.	California

G&D LLC	Colorado

Subsidiary	Incorporated

UTI Holdings, LLC	Delaware

Lake Region Medical GmbH	Germany

Star Guide Limited d/b/a Star Guide Europe	Ireland

Spectrum Manufacturing, Inc.	Nevada

MedSource Technologies Holdings, LLC	Delaware

MedSource Technologies, LLC	Delaware

MedSource Technologies Newton, Inc.	Delaware

Brimfield Precision, LLC	Delaware

Kelco Acquisition LLC	Delaware

MedSource Trenton LLC	Delaware

Portlyn, LLC	Delaware

Noble-Met LLC	Virginia

Venusa, Ltd	New York

Medis S.A de C.V.	Mexico

Venusa de Mexico, S.A. de C.V.	Mexico

Lake Region Medical Sdn. Bhd.	Malaysia